UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 9, 2008
MetLife Insurance Company of Connecticut

(Exact Name of Registrant as Specified in Its Charter)
Connecticut

(State or Other Jurisdiction of Incorporation)

33-03094	06-0566090

(Commission File Number)	(IRS Employer Identification No.)

One Cityplace, Hartford, Connecticut	06103-3415

(Address of Principal Executive Offices)	(Zip Code)
860-308-1000

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     MetLife Insurance Company of Connecticut (the “Company”) identified a miscalculation of the foreign exchange adjustment related to the accrued interest credited liability on its foreign denominated issuances under its guaranteed interest contract (“GIC”) program. This miscalculation resulted in an overstatement of the foreign currency exchange loss on accrued interest credited payable and an understatement of net income. Therefore, the Company will be restating its consolidated financial statements for the year ended December 31, 2007 and the quarter ended September 30, 2007 to properly reflect the accrued interest credited liability on its foreign denominated GICs. In addition, the Company recognized that its assessment of the functional currency of its operations in Ireland was not in accordance with the applicable accounting principles. As a result, the Company will also be restating its consolidated financial statements for the year ended December 31, 2007 and the quarter ended September 30, 2007 to properly reflect the functional currency as of the respective date. As a result of the foregoing, the Company’s net income for the year ended December 31, 2007 and the quarter ended September 30, 2007 will increase by $49 million and $36 million, respectively.

     In consideration of the foregoing, on May 9, 2008, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”) and Form 10-Q for the quarter ended September 30, 2007 will be restated and that such consolidated financial statements, pending these restatements, should not be relied upon. Accordingly, the Audit Committee concluded that the Company will file an amendment to the 2007 Form 10-K to reflect these restatements.

     The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE INSURANCE COMPANY OF CONNECTICUT
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Senior Vice-President and Secretary

Date: May 12, 2008